Exhibit 10.1

AMENDMENT NUMBER  TWO
TO CREDIT AGREEMENT

This AMENDMENT NUMBER TWO TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 2, 2006, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation (“Agent”; and together with the Lenders, the “Lender Group”), as the arranger and administrative agent for the Lenders, and 155 EAST TROPICANA, LLC, a Nevada limited liability company (“Parent”) and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of March 29, 2005, as amended by that certain Amendment Number One effective as of January 30, 2006 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers have requested that the Lender Group make certain amendments to the Credit Agreement that will (a) remove the Borrowing Base concept from the Credit Agreement, (b) amend the definition of EBITDA to remove the $6,000,000 cap on the add back of certain pre-opening costs and (c) amend the financial covenant requirements; but subject otherwise to the terms and conditions of the Credit Agreement; and

WHEREAS, subject to the terms and conditions set forth herein, the Lender Group is willing to make the amendments requested by Borrowers.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2.             Amendments to Credit Agreement.

(a)           Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.1         Revolver Advances.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the Maximum Revolver Amount less the Letter of Credit Usage at such time and less the Bank Product Reserve.

(b)           [Intentionally Omitted].

(c)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.”

(b)           Section 2.3(d)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ii)         Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.”

(c)           Section 2.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.5         Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.”

(d)           Section 2.12(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)         Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i)            [Intentionally Omitted]

(ii)           the Letter of Credit Usage would exceed $5,000,000, or

(iii)          the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances and less the Bank Product Reserve.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.”

(e)           Section 6.16(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)         Fail to maintain or achieve:

(i)            Minimum EBITDA. EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$1,000,000	For the 4 fiscal quarter period ending March 31, 2005, and for each 4 fiscal quarter period ending on each fiscal quarter end thereafter through and including June 30, 2006
$2,000,000	For the 4 fiscal quarter period ending September 30, 2006
$6,000,000	For the 4 fiscal quarter period ending December 31, 2006
$15,000,000	For the 4 fiscal quarter period ending March 31, 2007
$17,500,000	For the 4 fiscal quarter period ending June 30, 2007
$20,000,000	For the 4 fiscal quarter period ending September 30, 2007, and for each 4 fiscal quarter period ending on each fiscal quarter end thereafter

(ii)           Maximum Senior Leverage. Senior Leverage Ratio, measured on a quarter-end basis, of not more than the maximum ratio set forth in the following table for the applicable measurement dates set forth opposite thereto:

Applicable Senior Leverage Ratio	Applicable Measurement Date
21.00:1.00	March 31, 2005, and each fiscal quarter end thereafter up to and including June 30, 2006
11.00:1.00	September 30, 2006
3.75:1.00	December 31, 2006
1.75:1.00	March 31, 2007
1.25:1.00	June 30, 2007 and each fiscal quarter end thereafter”

(f)            Section 9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves against the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.”

(g)           Section 14.1(j) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(j)          change the definition of Maximum Revolver Amount, or”

(h)           Schedule 1.1 of the Credit Agreement is hereby amended and modified by deleting the definition of “Borrowing Base” in its entirety.

(i)            Schedule 1.1 of the Credit Agreement is hereby further amended and modified by deleting the definition of “Borrowing Base Certificate” in its entirety.

(j)            Schedule 1.1 of the Credit Agreement is hereby further amended and modified by deleting the definition of “EBITDA” in its entirety and substituting in lieu thereof the following new definition:

““EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP, and, in each case without duplication and to the extent incurred in such period and subtracted in the calculation of net earnings (loss) with respect thereto (and not otherwise added back), plus (a) pre-opening costs in connection with and incurred prior to the Re-opening, as determined in accordance with GAAP, (b) non-cash write-downs and write-offs of assets associated with the retirement of assets in the ordinary course of business, (c) costs and expenses in association with the initial closing of the Agreement (including costs with respect to the pay-off of the Existing Lender), in an aggregate amount not in excess of $1,400,000, paid from the initial proceeds of the Senior Secured Notes, (d) initial licensing expenses for obtaining applicable Gaming Licenses and Liquor Licenses in connection with the Operator Licensing Event, in an aggregate amount not in excess of $800,000, and (e) any other non-cash expense.”

(k)           Schedule 5.2 of the Credit Agreement is hereby amended and modified by deleting subsection (b) in its entirety.

3.             Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a)           Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b)           Agent shall have received an amendment fee in the amount of $100,000, which amount Borrower authorizes Agent, for the benefit of the Lenders, to charge to the Loan Account. Such fee shall be fully earned and paid in full in immediately available funds on or before the date hereof.

(c)           The representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(d)           No Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(e)           No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

4.             Representations and Warranties. Each Borrower represents and warrants to the Lender Group that (a) the execution, delivery, and performance of this Amendment and of the Credit Agreement, as amended hereby, (i) are within its powers, (ii) have been duly authorized by all necessary action, and (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority, or of the terms of its Governing Documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) this Amendment and the Credit Agreement, as amended hereby, are legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms; and (c) no Default or Event of Default has occurred and is continuing on the date hereof or as of the date upon which the conditions precedent set forth herein are satisfied.

5.             Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

6.             Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7.             Effect on Loan Documents.

(a)           The Credit Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b)           Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c)           To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d)           This Amendment is a Loan Document.

8.             Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

155 EAST TROPICANA, LLC, a Nevada limited liability company, as a Borrower

By:	/s/ Deborah J. Pierce
Title:	Chief Financial Officer

155 EAST TROPICANA FINANCE CORP. a Nevada corporation, as a Borrower

By:	/s/ Deborah J. Pierce
Title:	Chief Financial Officer

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

By:	/s/ Kevin P. Smith
Title:	Vice President